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                               [USA WASTE LOGO]


                            FOR IMMEDIATE RELEASE

                                                            Contact:  Lew Nevins
                                                                  (713) 512-6228

                                                                       UW #97-03

              USA WASTE ANNOUNCES PROPOSED ASSET ACQUISITION OF
               MID-AMERICAN WASTE THROUGH BANKRUPTCY PROCEEDING

        Houston, Texas (January 21, 1997)--USA Waste Services, Inc. (NYSE: UW) announced today that it had executed a definitive agreement to acquire substantially all the assets of Mid-American Waste Systems, Inc. for approximately $180 million. The purchase price includes the proposed assumption of $49 million of debt with the balance of the price being paid in cash, or a combination of cash and up to $90 million in USA Waste common stock. Since the purchase price is significantly less than Mid-American's total outstanding indebtedness, Mid-American and its related subsidiaries today filed a proceeding under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. Under the proposed arrangement, USA Waste will acquire the assets subject only to agreed liabilities and is afforded protection from future creditor claims against the assets acquired. USA Waste will purchase 11 operating landfills, 11 collection operations, 6 transfer stations and 3 recycling centers operating in Ohio, Illinois, Indiana, Kentucky, Pennsylvania, South Carolina and West Virginia. Mid-American had annual revenues for 1996 of approximately $123 million. The transaction is subject to approval of the Bankruptcy Court, antitrust clearance and other customary closing conditions. Depending upon the timing of the court approval, the transaction could close during the first half of 1997.

        John E. Drury, CEO of USA Waste, stated, "This transaction will be accretive to our 1997 earnings per share, and is made possible by the creative structure involving Mid-American's Bankruptcy filing. That structure affords USA Waste the benefits of protecting the assets from third party claims we have not expressly agreed to assume. Combining these new operations with our existing businesses will allow us to achieve cost savings and operational efficiencies while providing additional opportunities for growth in these markets."

        USA Waste, based in Houston, Texas, is an integrated, non-hazardous, solid waste management company serving municipal, commercial, industrial and residential customers in 36 states, the District of Columbia, Canada, the Commonwealth of Puerto Rico and Mexico.

CERTAIN STATEMENTS PROVIDED IN THIS RELEASE CONSTITUTE FORWARD LOOKING STATEMENTS THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. THESE RISKS AND UNCERTAINTIES MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM OUR EXPECTED RESULTS AND ARE DESCRIBED IN DETAIL IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.


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